SEPARATION AGREEMENT


     Pope & Talbot, Inc. and William G. Frohnmayer, have reached an agreement as follows:

     1. Your early retirement date will be June 30, 1998, at which time you will resign from the company. Your current salary and benefits will continue thru the above retirement date.

     2. Pope & Talbot, Inc. will pay to you, for your lifetime, the difference between the pension to which you would have been entitled had you continued employment with the company until age 62, at an increasing salary of 3% and the pension you will actually receive from the Salaried Plan and the SERP. The amount of this benefit is $1,138.54 per month.

     3. After you retire, Pope & Talbot, Inc. will provide 25% of your life insurance until you reach age 65. In addition, Pope & Talbot will continue your medical coverage until you reach age 65 (03-31-03) and for your spouse until you reach age 70 (03-31-08).

     4. Pope & Talbot, Inc. will provide that your stock options, which are vested as of June 30, 1998, remain exercisable for three years, July 1, 1998 through June 30, 2001.

     5. Pope & Talbot, Inc. will also provide you a bonus in the amount of $150,000.00 at the time of retirement. This is in lieu of any payment that you may be entitled to from the Executive Incentive Plan. $75,000.00 payable on June 30, 1998 and $75,000.00 payable January 4, 1999.

     6. Pope & Talbot, Inc. will also guarantee you a consulting agreement for the period of September 1, 1998 through August 30, 1999. This agreement is to engage your services for 140 days at $ 1,000.00 per day.

     7. Pope & Talbot, Inc. will also give you the 1997 Suburban, lap top computer, fax, and cell phone that are currently in your possession.

     This sum is above and beyond all wages and benefits earned by William G. Frohnmayer prior to the date of separation.

     8.   In consideration for this payment:

          a. William G. Frohnmayer acknowledges separation from his employment with the company effective June 30, 1998;

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          b.   William G. Frohnmayer forever releases Pope & Talbot, Inc. and all persons now or formerly employed or connected with Pope & Talbot, Inc. from any and all claims, actions and suits which he has or might have against Pope & Talbot, Inc. arising out of his employment and separation from employment with Pope & Talbot, Inc. including but not limited to damages, attorney fees, back pay, compensation, general damages, punitive damages, interest and reinstatement based on any claim of any nature including but not limited to a claim under any state or federal statute, the AGE DISCRIMINATION IN EMPLOYMENT ACT, and all other state and federal statutes, or any contract claim (either express or implied)or any other claim of any nature which exists on the date that he signs this separation agreement;

          c. William G. Frohnmayer agrees to not disclose to any other employer, person or employee representative, any trade secret or proprietary or confidential information pertaining to the Company and its employees, including but not limited to production, personnel, cost, customer, wage, or benefit information. In accordance with normal ethical and professional standards, William G. Frohnmayer will refrain from taking actions or making statements, written or oral which disparage or defame the goodwill or reputation of the Company, its directors, officers, executives, and employees. From the time of this agreement, if William G. Frohnmayer engages in any of the foregoing conduct, he will immediately forfeit any remaining payments and all benefits continuation will cease. In addition, the company may demand return of all payments already made, and upon such demand, William G. Frohnmayer agrees to return such payments and Pope & Talbot may pursue any and all legal and equitable remedies;

          d. "The parties hereto agree to submit any claim or dispute arising out of the terms of this agreement to private and confidential arbitration by a single neutral arbitrator. Subject to the terms of this paragraph, the arbitration proceeding shall be governed by the arbitration rules of the Arbitration Service of Portland. The arbitrator shall be appointed by agreement of the parties hereto or, if no agreement can be reached, by the Arbitration Service of Portland pursuant to its rules. The decision of the arbitrator shall be final and binding on the parties to the arbitration, and judgment thereon may be entered in any court having jurisdiction. All costs of any such arbitration proceeding, including attorney fees and witness expenses shall be paid by the party against whom the arbitration rules. This arbitration procedure is intended to be the exclusive method of resolving any claim relating to the obligations set forth in this agreement."

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     9.   If William G. Frohnmayer files for unemployment compensation, Pope &
          Talbot will not oppose his eligibility to receive such compensation.

     10. William G. Frohnmayer acknowledges that he has been paid in full all sums due and owing by virtue of his employment with Pope & Talbot, Inc.

     11. In accordance with state and federal law, William G. Frohnmayer is aware of the following with respect to release of any claims under the AGE DISCRIMINATION IN EMPLOYMENT ACT (ADEA):

          a. He has the right to consult with an attorney before signing this agreement and has been advised by Pope & Talbot, Inc. to do so;

          b. He has up to 21 days to consider this separation agreement and the releases contained herein;

          c. He has seven days after signing this separation agreement to revoke this agreement and the agreement and release will not be effective as to any ADEA claim until the eighth day following the signing of this agreement;

          d. No compensation or benefits provided pursuant to this agreement will be paid until eight days after signing this agreement.

     12. The provisions set out above represent the sole and entire agreement between William G. Frohnmayer and Pope & Talbot, Inc. This agreement cannot be amended or modified in any way except by writing signed by a duly authorized representative of Pope & Talbot and William G. Frohnmayer, and stating the intent of both parties to amend this agreement.


POPE & TALBOT, INC.               I am signing this Agreement voluntarily
                                  and understand the above.


By: /s/                           /s/ WILLIAM G. FROHNMAYER

Date:  May 6, 1998                Date:  May 6, 1998


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